Exhibit 10.8

FORM OF TAX SHARING AGREEMENT

Tax Sharing and Indemnification Agreement (the “Agreement”), dated as of [DATE], by and between SEACOR Holdings Inc., a Delaware corporation (“Seacor”), and Era Group Inc., a Delaware corporation (“Era”).

WHEREAS, Seacor and its direct and indirect domestic subsidiaries, including Era, are currently members of an Affiliated Group (as defined below), of which Seacor is the common parent corporation;

WHEREAS, Era, which indirectly owns substantially all of Seacor’s helicopters and other assets engaged in transportation services to the offshore oil and gas exploration, development and production industry, international aircraft leasing, transportation and customer-owned aircraft management services to hospitals and flightseeing tours in Alaska, intends to undertake an initial public offering (“IPO”);

WHEREAS, Era and its direct and indirect domestic subsidiaries will cease to be members of Seacor’s Affiliated Group following the IPO; and

WHEREAS, in contemplation of the IPO, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters;

NOW THEREFORE, in consideration of the premises set forth above and the terms and conditions set forth below, the parties hereto agree as follows:

Section 1. Definitions

For purposes of this Agreement, the following definitions shall apply:

(a) “Affiliated Group” shall mean an affiliated group of corporations within the meaning of Section 1504(a) of the Code.

(b) “Closing Date” shall mean the date of the completion of the IPO.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Era Employee” shall mean any person employed or formerly employed by any member of the Era Group at the time of the exercise, vesting, settlement, disqualifying disposition or payment of the applicable stock option, stock appreciation right, restricted stock, restricted stock unit or dividend, as the case may be, unless, at such time, such person is employed (or also employed) by a member of the Seacor Group or was more recently employed by a member of the Seacor Group than by a member of the Era Group.

(e) “Era Group” shall mean Era and its Subsidiaries.

(f) “Extraordinary Transaction” shall mean any action that is not in the ordinary course of business, but shall not include any action that is undertaken pursuant to the IPO.

(g) “Final Determination” shall mean the final resolution of any Tax matter, including, but not limited to, a closing agreement with the IRS, a claim for refund that has been finally allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(h) “Income Taxes” shall mean all Taxes imposed on or measured in whole or in part by income, capital or net worth or a taxable base in the nature of income, capital or net worth, and shall include any addition to Tax, additional amount, interest and penalty imposed with respect to such Taxes.

(i) “Income Tax Return” shall mean any Tax Return with respect to

Income Taxes.

(j) “IRS” shall mean the United States Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives and attorneys.

(k) “NOL” shall mean a net operating loss as computed for U.S. federal income tax purposes under Section 172 of the Code.

(l) “person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(m) “Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

(n) “Seacor Consolidated Return” shall mean the U.S. federal Income Tax Return filed by Seacor as the common parent of its Affiliated Group.

(o) “Seacor Group” shall mean Seacor and its Subsidiaries, excluding, however, any member of the Era Group.

(p) “Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.

(q) “Subsidiary” shall mean, with respect to any person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such person or any Subsidiary of such person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such person and/or by any one or more of its Subsidiaries.

(r) “Tax” or “Taxes” shall mean all federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profits, franchise, excise, property, use, intangibles, sales, value-added, ad valorem, payroll, employment, withholding, estimated and other taxes of any kind whatsoever whether disputed or not, and including all additions to tax, additional amounts, interest and penalties imposed with respect to such amounts.

(s) “Tax Controversy” shall mean any examination, audit, claim, dispute, litigation, proposed settlement, proposed adjustment or related matter with respect to Taxes.

(t) “Taxable Period” shall mean any taxable year or portion thereof.

(u) “Tax Return” shall mean any return, report, form or other information filed or required to be filed with any taxing authority with respect to Taxes.

Section 2. Seacor Consolidated Returns

(a) General. Seacor shall prepare and file all Seacor Consolidated Returns for a Pre-Closing Period or a Straddle Period, shall pay all Taxes and shall be entitled to all refunds shown to be due and payable on such Tax Returns. Seacor shall, in its sole discretion, be permitted to amend any Seacor Consolidated Return for a Pre-Closing Period or a Straddle Period.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the parties shall report any Extraordinary Transactions that are caused or permitted by Era or any of its Subsidiaries on the Closing Date after the completion of the IPO as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign law. Seacor shall not make a ratable allocation election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of state, local or foreign law.

Section 3. Tax Sharing Payments

(a) 2011 True-Up Tax Sharing Payment. Following the filing of the Seacor Consolidated Return for the Taxable Period ending on December 31, 2011, either (i) Era shall pay, or cause to be paid, to Seacor an amount equal to 35% of the excess, if any, of $76,444,922 over the NOL of the Era Group for the Taxable Period ending on December 31, 2011 as reflected in such Seacor Consolidated Return or (ii) Seacor shall pay, or cause to be paid, to Era an amount equal to 35% of the excess, if any, of the NOL of the Era Group for the Taxable Period ending on December 31, 2011 as reflected in such Seacor Consolidated Return over $76,444,922. For purposes of determining the NOL of the Era Group for the Taxable Period ending on December 31, 2011, such NOL shall be computed solely by reference to the members of the Era Group that are members of Seacor’s Affiliated Group for the Taxable Period ending on December 31, 2011, and shall be determined as though such members filed on a consolidated basis with Era as the common parent.

(b) 2012 Tax Sharing Payment. Following the filing of the Seacor Consolidated Return for the Taxable Period ending on December 31, 2012, either (i) Seacor shall pay, or cause to be paid, to Era an amount equal to 35% of the NOL, if any, of the Era Group or (ii) Era shall pay, or cause to be paid, to Seacor an amount equal to 35% of the taxable income (as computed for U.S. federal income tax purposes), if any, of the Era Group, in each case for the Taxable Period beginning on January 1, 2012 and ending (with respect to the Era Group) on the Closing Date as reflected in such Seacor Consolidated Return. For purposes of determining the NOL or taxable income of the Era Group for such portion of 2012, such NOL or taxable income shall be computed solely by reference to the members of the Era Group that are members of Seacor’s Affiliated Group for such portion of 2012, and shall be determined as though such members filed on a consolidated basis with Era as the common parent.

(c) Timing. For each of the Taxable Period ending on December 31, 2011 and the Taxable Period ending on December 31, 2012, Seacor shall prepare and deliver to Era a schedule showing in reasonable detail Seacor’s calculation of any amount payable by Seacor to Era pursuant to Section 3(a) or (b) or any amount payable by Era to Seacor pursuant to Section 3(a) or (b), as the case may be, and, subject to Section 7, Era shall pay to Seacor, or Seacor shall pay to Era, as applicable, the amount shown on such schedule no later than fifteen days following the delivery of such schedule by Seacor to Era. Except as otherwise provided herein, all payments to be made pursuant to this Agreement shall be made within fifteen days of written notice of a request for indemnification or payment by the applicable payee, which notice shall be accompanied by a computation of the amount due. If any payments required to be made pursuant to this Agreement are not made when due, such payments shall bear interest at the prevailing federal short-term interest rate as determined under Section 6621 of the Code.

(d) Adjustments. If, as a result of a Final Determination, there is an adjustment that would have the effect of increasing or decreasing the Era Group’s NOL or taxable income (as computed for U.S. federal income tax purposes) for any Taxable Period beginning on or before the Closing Date, then Era shall pay, or cause to be paid, to Seacor an amount equal to 35% of any decrease in such NOL or increase in such taxable income or Seacor shall pay, or cause to be paid, to Era an amount equal to 35% of any increase in such NOL or decrease in such taxable income, as applicable. For purposes of determining the NOL or taxable income of the Era Group for such Taxable Period, such NOL or taxable income shall be computed solely by reference to the members of the Era Group that are members of Seacor’s Affiliated Group for such Taxable Period, and shall be determined as though such members filed on a consolidated basis with Era as the common parent.

(e) Indemnification. Seacor shall indemnify Era to the extent that any member of the Era Group becomes liable for the U.S. federal income tax liability of any member of the Seacor Group as a result of being a member of Seacor’s Affiliated Group on or before the Closing Date.

(f) Refunds. Any refund of Income Tax received from a taxing authority by any member of the Seacor Group or the Era Group with respect to a Seacor Consolidated Return for any Pre-Closing Period or any Straddle Period shall be the property of the Seacor Group, regardless of whether all or any portion of such refund is attributable to any credit or deduction of any member of the Era Group. The parties acknowledge and agree that this Agreement is intended to create a debtor-creditor relationship between the parties, and that no member of the Seacor Group shall be treated as receiving any such refund of Income Tax as an agent or trustee of any member of the Era Group.

(g) Characterization of Payments. For all Tax purposes, Seacor and Era agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Closing Date) as either a contribution by Seacor to Era or a distribution by Era to Seacor, as the case may be, occurring immediately prior to the Closing Date or as a payment of an assumed or retained liability and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable law.

Section 4. Treatment of Deductions Associated With Equity-Related Compensation

Era or any member of the Era Group, as the case may be, shall be entitled to claim any Tax deduction associated with the following items on its respective Tax Return:

(a) The exercise of any Seacor stock options or stock appreciation rights by any Era Employee.

(b) The vesting of Seacor restricted stock or the vesting or settlement of Seacor restricted stock units held by any Era Employee (and the payment of any dividends on such Seacor restricted stock).

Section 5. Cooperation

(a) Tax Information.

(i) Era shall, and shall cause each appropriate member of the Era Group to, cooperate with Seacor in the filing of Income Tax Returns or in the conduct of Tax Controversies by maintaining such books and records and providing on a timely basis such information as may be necessary or useful in the filing of such returns or the conduct of such controversies and executing any documents, providing any further information, and taking any actions that Seacor may reasonably request in connection therewith.

(ii) If any member of the Era Group fails to provide any information within its possession or control that is requested pursuant to this Section within a reasonable time after such request, then Seacor shall have the right to engage an independent certified public accountant of its choice to gather such information. Era agrees to permit any such independent certified public accountant full access to all Tax Return and other information relevant to filing the Tax Return or conducting the Tax Controversy at issue that is in the possession of any member of the Era Group during reasonable business hours, and to reimburse or pay directly all costs and expenses incurred in connection with the engagement of such independent certified public accountant.

(iii) If any member of the Era Group supplies information to a member of the Seacor Group in connection with the preparation of any Income Tax Return or in connection with the conduct of any Tax Controversy and an officer of the requesting party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the party supplying such information shall certify, under penalties of perjury, the accuracy and completeness of the information so supplied. Era shall indemnify and hold harmless each member of the Seacor Group and its respective officers and employees against any cost, fine, penalty, or other expenses of any kind attributable to a member of the Era Group supplying a member of the Seacor Group with inaccurate or incomplete information, in connection with the preparation of any Income Tax Return or in connection with the conduct of any Tax Controversy.

(b) Other Cooperation. Seacor may consult with Era, and Era agrees to fully cooperate with Seacor in the negotiation, settlement, or litigation of any liability for Income Taxes (i) of any member of the Seacor Group with respect to any Pre-Closing Period or Straddle Period or (ii) as to Income Tax Returns with respect to which any member of the Era Group joins any member of the Seacor Group in filing on a consolidated, combined or unitary basis.

Section 6. Retention of Records

(a) Era agrees to retain, and cause each member of the Era Group to retain, the appropriate records that may affect the determination of the NOL or taxable income of any member of the Era Group, or the Income Tax liability of any member of the Seacor Group that files on a consolidated, combined or unitary basis with any member of the Era Group, for any Pre-Closing Period or Straddle Period until such time as there has been a Final Determination with respect thereto.

(b) Any member of the Era Group intending to destroy any materials, records, or documents relating to Income Taxes for any Pre-Closing Period or Straddle Period shall provide Seacor with 90 days advance notice and the opportunity to copy or take possession of such materials, records and documents.

Section 7. Resolution of Disputes

Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified public accountants for Seacor, whose judgment shall be conclusive and binding upon the parties.

Section 8. Miscellaneous

(a) Term of the Agreement. This Agreement shall become effective as of the date of its execution and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely unless the parties agree in writing to terminate this Agreement. Notwithstanding any such termination, this Agreement shall continue in effect with respect to any payment or indemnification due for all Taxable Periods prior to the termination during which this Agreement was in effect.

(b) Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

(c) Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In the event that any such term, provision, covenant, or restriction is held to be invalid, void, or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction.

(d) Assignment. Except by operation of law or in connection with the sale of all or substantially all of the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the advance written consent of the other party; and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(e) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, and promptly provide the other party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

(f) Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the parties hereto, their respective successors and permitted assigns, and any Subsidiary that subsequently becomes a member of the Seacor Group or the Era Group, as the case may be.

(g) Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(h) Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

(i) Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

(j) Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any arbitration or legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information that it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

(k) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(l) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

(m) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by registered mail, postage prepaid, or by facsimile or e-mail transmission to:

Seacor at: SEACOR Holdings Inc.

[address]

Attn: Chief Financial Officer

[fax #]

[e-mail address]

Era at: Era Group Inc.

[address]

Attn: Chief Financial Officer

[fax #]

[e-mail address]

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile or e-mail transmission shall be deemed delivered on the day of transmission provided confirmation of receipt is obtained promptly after completion of transmission.

(o) Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the exercise of its respective rights or the fulfillment of its respective obligations hereunder.

(p) Entire Agreement; Amendment. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be amended except by an agreement in writing signed by both parties hereto.

Section 9. Applicable Law

This Agreement and all claims arising therefrom or with respect thereto shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York without regard to any choice or conflict of laws, rules or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

SEACOR Holdings Inc.

By:
Title:	Chief Financial Officer

Era Group Inc.

By:
Title:	Chief Financial Officer